                                                                    EXHIBIT 14.2

SOURCE INTERLINK COMPANIES, INC. CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND FINANCIAL EXECUTIVES

In my role as an executive of Source Interlink Companies, Inc., I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide constituents with information that is accurate, complete, objective, relevant, timely, and understandable.

3. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies. I provide full, fair, accurate, timely, and understandable disclosure to my constituents and/or in reports provided to external constituencies (SEC, shareholders, reporting agencies, etc.).

4. I act in good faith, responsibility, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. Irespect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to my constituents' needs.

7. I proactively promote high integrity as a responsible member of my business team and/or in my work environment.

8. I achieve responsible use of and control over all company assets and resources employed or entrusted to me.

9. I will report any known or suspected violations of this code to the Company's General Counsel or the Chairman of the Audit Committee of the Company's Board of Directors.

10. I am accountable for adhering to this code.

Dated:
       ---------------------------------


Signed:
        --------------------------------